Exhibit 99.1

NEWS RELEASE Contacts: Media – John Vigeland (920) 429-4132 Shareholders (920) 429-7039

ACQUISITION OF SHOPKO STORES, INC. COMPLETED

GREEN BAY, Wis. (December 28, 2005) ShopKo Stores, Inc. (formerly NYSE: SKO), said today it has completed its merger with an affiliate of Sun Capital Partners, Inc.

ShopKo Stores will continue to operate 137 ShopKo stores, 216 Pamida stores and three ShopKo Express Rx stores, in 22 states primarily in the Midwest, Mountain and Pacific Northwest regions.  Based in Green Bay, Wis., ShopKo Stores will continue to function as an independent company.

 “Our new owner brings us additional expertise and resources that will allow us to build on our successes and take advantage of new opportunities,” said acting ShopKo co-chief executive officer Paul White.  “Today’s completion of the merger is good news for our teammates, vendors and customers.”

“We thank the management team and employees for the dedication and hard work that allowed us to close this investment in an expeditious manner,” said managing director of Sun Capital Partners, Inc. Gary Talarico.  “ShopKo, Pamida and ShopKo Express Rx have superior name recognition in their markets, loyal customers and suppliers and excellent teammates.  We look forward to helping position the company for long-term growth and prosperity.”

About the Transaction

Under the terms of the merger agreement, ShopKo shareholders will receive $29.07 in cash for each share of ShopKo Stores, Inc. common stock they own, which includes an increase in the per share price at the rate of 6 percent per annum each day beginning on December 15, 2005 through today.  Shareholders will soon receive a letter of transmittal from ShopKo’s transfer agent for them to complete and return with their stock certificates to obtain their per share merger consideration.

About ShopKo Stores, Inc.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions.  Retail formats include 137 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 216 Pamida stores, 116 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept.  For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

About Sun Capital Partners, Inc.
Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience.  Sun Capital affiliates have invested in and managed more than 100 companies worldwide since Sun Capital’s inception in 1995, with combined sales in excess of $26.0 billion. Sun Capital has offices in Boca Raton, Los Angeles, New York, and London.  For more information about Sun Capital Partners, Inc., visit www.SunCapPart.com.

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